  Exhibit 2.6

HC GOVERNMENT REALTY TRUST, INC.

CERTIFICATE OF CORRECTION

THIS IS TO CERTIFY THAT:

FIRST: The title of the document being corrected is Articles Supplementary (the “Articles”).

SECOND: The sole party to the Articles is HC Government Realty Trust, Inc., a Maryland corporation (the “Corporation”).

THIRD: The Articles were filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) on April 1, 2016.

FOURTH: The first paragraph of Article FIRST of the Articles as previously filed with the SDAT is set forth below:

Under a power contained in Article V of the Articles of Incorporation of the Corporation (the “Charter”) and Section 2-105 of the Maryland General Corporation Law, the Board of Directors of the Corporation (the “Board”) and a duly authorized committee thereof, by duly adopted resolutions, classified 400,000 shares of authorized but unissued preferred stock, $0.01 par value per share, of the Corporation as shares of 7.00% Series A Cumulative Convertible Preferred Stock, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption (which, upon any restatement of the Charter, may be made a part of Article V thereof, with any necessary or appropriate changes to the numeration or lettering of the sections or subsections hereof). Capitalized terms used but not defined herein shall have the meanings given to them in the Charter.

FIFTH: The first paragraph of Article FIRST of the Articles as corrected hereby is set forth below:

Under a power contained in Article V of the Articles of Incorporation of the Corporation (the “Charter”) and Section 2-208 of the Maryland General Corporation Law, the Board of Directors of the Corporation (the “Board”) and a duly authorized committee thereof, by duly adopted resolutions, classified 400,000 shares of authorized but unissued preferred stock, $0.001 par value per share, of the Corporation as shares of 7.00% Series A Cumulative Convertible Preferred Stock, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption (which, upon any restatement of the Charter, may be made a part of Article V thereof, with any necessary or appropriate changes to the numeration or lettering of the sections or subsections hereof). Capitalized terms used but not defined herein shall have the meanings given to them in the Charter.

SIXTH: The undersigned acknowledges this Certificate of Correction to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed in its name and on its behalf by its President and attested to by its Secretary on this 10th day of December, 2020.

ATTEST	HC GOVERNMENT REALTY TRUST, INC.

/s/ Jacqlyn Piscetelli	By: /s/ Steve A. Hale II (SEAL)
Name: Jacqlyn Piscetelli	Name: Steven A. Hale II
Title: Secretary	Title: President

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